STREAMLINE HEALTH SOLUTIONS, INC.
July 22, 2013
Mr. Michael A. Schiller
1230 Peachtree Street NE, Suite 1000
Atlanta, Georgia 30309
Employment Agreement dated as of February 3, 2012
Dear Mike:
The above-referenced agreement (the “EA”) between the Company and you provides [Exhibit A(3)] that you will participate in the Company’s sales incentive compensation plan at rates targeted to produce commissions of approximately $220,000 on an annualized basis. The purpose of this letter is to confirm those rates for the current fiscal year, which began 2/1/13, as well as your non-equity bonus target for the year.
The Company proposes that you be compensated at the rates of 0.60% and 0.50% of Net Bookings and Recognizable Revenue, respectively, of all plan participants and that those rates increase to 0.90% and 0.75%, respectively, of all bookings and revenue in excess of target once your Quota Targets of $27.1 million and $9.2 million, respectively, for the year have been achieved.
In addition, you will be eligible for a non- equity bonus of $33,500, subject to the same terms and conditions as apply to other Senior Vice Presidents and payable at the same time as other executive non-equity bonuses are paid, which is generally in March following the fiscal year-end. This bonus, as with those of other executives, is subject to the approval of the Compensation Committee of the Board.
Whenever in this letter capitalized terms are used and not otherwise defined, those terms have the same meanings as in the Sales Incentive Compensation Plan for Sales Executives of Streamline Health, Inc. (Effective as of February 1, 2013), which, as contemplated by the EA, will also govern administrative matters, for example, entitlement to payment of accrued and unpaid commission in case of termination and the timing of payment of such commission.
If the foregoing is acceptable to you, please so indicate by signing a copy of this letter in the place provided below and returning it to me.

Sincerely,

/s/ Robert E. Watson
Robert E. Watson
President and Chief Executive Officer

Accepted and Agreed to:

/s/ Michael Schiller
Michael A. Schiller